UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FMC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FMC Corporation

William G. Walter

Chairman, President and

Chief Executive Officer

March 21, 2006

Dear Stockholder:

It is my pleasure to invite you to attend FMC’s 2006 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 25, 2006 at 2:00 p.m. local time at the Top Of The Tower, 1717 Arch Street, 50th Floor, Philadelphia, Pennsylvania. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, I will report to you on the Company’s earnings, results and other achievements during 2005 and on our outlook for 2006. We welcome this opportunity to have a dialogue with our stockholders and look forward to your comments and questions.

Your vote is important. Please vote your proxy promptly so your shares can be represented. Please see your proxy card for specific instructions on how to vote.

If you plan to attend the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103 so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. If your shares are held by a bank, broker or other intermediary and you plan to attend, you must enclose with your notification evidence of your ownership, such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement. If you wish to vote at the meeting, please refer to the section of this proxy statement entitled “How to Vote” for specific instructions.

I look forward to seeing you on April 25th.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 25, 2006

2:00 p.m.

Top of the Tower

Fiftieth Floor

1717 Arch Street

Philadelphia, Pennsylvania 19103

March 21, 2006

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of FMC Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Re-elect three directors, Patricia A. Buffler, G. Peter D’Aloia, and C. Scott Greer, and elect one new director, Paul J. Norris, who was elected by the Board of Directors effective January 1, 2006 to fill a vacancy in Class II, each for a term of three years.

•	Approve an Amendment to the FMC Corporation Incentive Compensation and Stock Plan.

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2006.

•	Vote on any other business properly brought before the meeting.

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

By order of the Board of Directors,

Andrea E. Utecht

Vice President,

General Counsel and Secretary

Table of Contents

I.  Information About Voting

II.  The Proposals To Be Voted On

■	Election of Directors

■	Approval of the Amendment to the FMC Corporation Incentive Compensation and Stock Plan

■	Ratification of Appointment of Independent Registered Public Accounting Firm

III.  Board of Directors

■	Nominees for Director

■	Directors Continuing in Office

IV.  Information About the Board of Directors and Corporate Governance

■	Meetings

■	Committees and Independence of Directors

■	Board of Directors Compensation

■	Corporate Governance

V.  Security Ownership of FMC

■	Management Ownership

■	Other Security Ownership

VI.  Executive Compensation

■	Summary Compensation Table

■	Option Grants in 2005

■	Aggregated Option Exercises in 2005 and Year-End Option Values

■	Long-Term Incentive—Performance-Based Cash Awards in 2005

■	Retirement Plans

■	Termination and Change of Control Arrangements

■	Report of the Compensation and Organization Committee on Executive Compensation

■	Stockholder Return Performance Presentation

VII.  Other Matters

■	Section 16(a) Beneficial Ownership Reporting Compliance

■	Audit Committee Report

■	Electronic Delivery of Annual Meeting Materials

■	Householding Election

■	Expenses Relating to this Proxy Solicitation

I. Information About Voting

Solicitation of Proxies. The Board of Directors of FMC Corporation (“FMC”) is soliciting proxies for use at the 2006 Annual Meeting of FMC and any adjournments of that meeting. FMC first mailed this proxy statement, the accompanying form of proxy and the FMC Annual Report for 2005 on or about March 21, 2006.

Agenda Items. The agenda for the Annual Meeting is to:

1.	Elect four directors;

2.	Approve an Amendment to the FMC Corporation Incentive Compensation and Stock Plan;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2006; and,

4.	Conduct other business properly brought before the meeting.

Who Can Vote. You can vote at the Annual Meeting if you are a holder of FMC’s common stock, par value of $0.10 per share (“Common Stock”), on the record date. The record date is the close of business on March 1, 2006. You will have one vote for each share of Common Stock. As of March 1, 2006, there were 38,884,721 shares of Common Stock outstanding.

How to Vote. You may vote in one of four ways:

•	You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate;

•	You can vote by Internet;

•	You can vote by telephone; or

•	You can come to the Annual Meeting and cast your vote there.

If you plan to cast your vote at the meeting, please send written notification to the Company’s Investor Relations Department, 1735 Market Street, Philadelphia, Pennsylvania 19103 so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. In addition, if you hold your shares through a broker or bank and you wish to vote at the Annual Meeting, you must obtain a legal proxy from them authorizing you to vote at the Annual Meeting. We will be unable to accept a vote from you at the Annual Meeting without that authorization. If you are a registered stockholder and wish to vote at the Annual Meeting, in addition to the above attendance notification, you must provide proper identification as the stockholder of record at the registration desk, but no additional authorization will be required in order to cast your vote.

Use of Proxies. Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the Board nominees for director and FOR agenda items 2 and 3. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Quorum Requirement. We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting in person or are represented by proxy at Annual Meeting. Abstentions, broker non-votes (described below) and votes withheld are counted as present for the purpose of establishing a quorum. In addition, to satisfy the listing requirements of the New York Stock Exchange (“NYSE”), the total votes cast on the proposal to approve the amendment to the FMC Corporation Incentive Compensation and Stock Plan also must represent over 50 percent of all outstanding shares of Common Stock as of the record date. For purposes of this NYSE requirement, abstentions will count as a vote cast, whereas broker non-votes will not.

Vote Required for Action. Directors are elected by a plurality vote of shares present in person or represented by proxy at the meeting. Other actions require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Abstentions or Lack of Instructions to Banks, Brokers, or Employee Benefit Plan Trustees.

Abstentions will not be counted as votes cast for the election of directors, and with respect to the ratification of the appointment of the independent registered public accounting firm and the amendment to the FMC Corporation Incentive Compensation and Stock Plan, abstentions will have the effect of a vote against such proposals.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the stockholder with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with NYSE rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the election of directors and ratification of the appointment of the independent registered public accounting firm are considered routine matters, whereas the amendment to the FMC Corporation Incentive Compensation and Stock Plan is considered a non-routine matter. Broker non-votes will not be counted in determining the outcome of the FMC Corporation Incentive Compensation and Stock Plan amendment proposal.

If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 20, 2006 how to vote your shares, or if you vote on some but not all matters that come before the Annual Meeting, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote your undirected shares in proportion to the votes received from other participants, and in the case of other employee plans, vote your shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Revoking a Proxy. You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice to the Corporate Secretary of FMC;

•	Delivering a properly executed, later-dated proxy;

•	Attending the Annual Meeting and voting in person, provided that you comply with the conditions set forth in the section entitled “How to Vote” on page 1 of this proxy statement; or

•	If your shares are held through an employee benefit plan, your revocation must be received by the trustee by April 20, 2006.

II. The Proposals To Be Voted On

Election of Directors

FMC has three classes of directors, which are intended to be as nearly equal in size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The current term for Class II directors expires at the 2006 Annual Meeting; if re-elected, their next term will expire at the 2009 Annual Meeting.

Nominees for Director The nominees for director this year are Patricia A. Buffler, G. Peter D’Aloia, C. Scott Greer and Paul J. Norris. Information about the nominees and the continuing directors is contained in the section of this proxy statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote FOR the election of Patricia A. Buffler, G. Peter D’Aloia, C. Scott Greer and Paul J. Norris.

Approval of Amendment to the FMC Corporation Incentive Compensation and Stock Plan

At its meeting held on February 23, 2006, the Compensation and Organization Committee of the Board of Directors (the “Committee”) adopted a resolution approving an amendment to the FMC Corporation Incentive Compensation and Stock Plan (the “Plan”) and directing that such amendment be submitted to the stockholders for their approval at the Annual Meeting. As a successor to prior plans dating back to 1995, the Plan provides for the grant of cash and equity-based awards to closely link the long-term financial rewards of the recipient with increases in Company stockholder value. The Committee continues to believe that stock-based incentives are important factors in attracting, retaining and rewarding officers, employees, directors and consultants and closely aligning their financial interests with those of the Company’s stockholders. The Committee further believes that the added flexibility generated as a result of the proposed amendments will enhance the Company’s ability to attract and retain effective and capable officers, employees, directors and consultants who will add to the continued growth and success of the Company.

The proposed amendment to the Plan (the “Amendment”) will not increase the number of shares of Common Stock that may be granted under the Plan, but will instead change the mix of the total shares available under the Plan. As of December 31, 2005, 2,866,455 shares remain available under the Plan, consisting of 2,694,099 shares for stock options and stock appreciation rights (“SAR” or “SARs”), and 172,366 shares for restricted stock, restricted stock units (“RSU” or “RSUs”) and other types of “full value awards”. The Committee determined that in order for the Plan to continue to fully serve the purposes for which it was adopted, it would be important to ensure that a sufficient number of full value shares remain available for issuance under the Plan. Accordingly, the Committee approved the Amendment, subject to stockholder approval, to increase the number of shares remaining available for issuance as full value awards under the Plan to 1,300,000 shares (not including shares that become available for issuance by virtue of the recycling of full value awards currently outstanding under the Plan), and decrease the number of shares remaining available for issuance as stock options and SARs by a like amount. As a result, the aggregate number of shares remaining available for issuance under the Plan is not affected by the Amendment.

Approval of the Amendment will also constitute approval of a provision permitting the recycling of shares used to satisfy tax withholding obligations arising in connection with awards granted under the Plan. See “Recycling of Shares” below.

The principal provisions of the Plan are summarized below. This summary is qualified in its entirety by reference to the actual Plan as revised by the Amendment proposed in this proxy statement, a copy of which is attached to the electronic copy of this proxy statement filed with the Securities and Exchange Commission (“SEC”) and may be accessed from the

SEC’s home page (www.sec.gov) or the Investor Relations link of FMC’s website, www.fmc.com. In addition, a copy of the Plan may be obtained upon written request to: Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Administration. The Plan vests broad powers in the Committee to administer and interpret the Plan. The Committee consists of members of our Board, all of whom are independent directors and considered disinterested for purposes of the Securities Exchange Act of 1934. Except when limited by the terms of the Plan, the Committee has the authority to, among other things: select the persons to be granted awards; determine the type, size and term of awards; determine the time when awards will be granted and any conditions for receiving awards; establish performance objectives and conditions for earning awards; determine whether such performance objectives and conditions have been met; and amend the plan at any time.

Under the Plan, the Committee has discretion in making adjustments to outstanding awards under the Plan; provided, however, that without stockholder approval, the Committee is not permitted to increase the number of shares of Common Stock available for issuance under the Plan, reduce the exercise price of a previously granted stock option or replace a previously granted stock option with a substitute stock option having a lower exercise price. Nevertheless, the Plan specifically provides the Committee with discretion to make equitable adjustments or substitutions with respect to the number, kind and price of shares subject to outstanding awards and to the number of shares available for issuance under the Plan in the event of certain corporate events or transactions, including, but not limited to, stock splits, mergers, consolidations, separations, including spin-offs or other distribution of stock or property of FMC, reorganization, or liquidation.

The Plan is not a tax-qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Types of Awards. The Plan provides for the grant of five basic types of awards to key participants selected by the Committee: (i) stock options; (ii) restricted stock; (iii) performance units, including RSUs ; (iv) SARs, and (v) management incentive awards, payable in cash, stock and/or restricted stock, or any combination thereof. In addition, the Plan gives the Committee discretion to craft other types of awards as it deems appropriate.

Stock Options. Options granted under the Plan may be “incentive stock options” within the meaning of Section 422 of the Code or nonqualified stock options. The Plan provides for grants of stock options with an exercise price of not less than 100 percent of the fair market value of a share of Common Stock on the date of grant. It is intended that options granted under the Plan will qualify as “performance-based compensation” under Section 162(m) of the Code; therefore, FMC should be entitled to a tax deduction for amounts paid under the Plan, subject to the other prerequisites of Section 162(m) of the Code. Options may be exercised by giving written notice to FMC and by tendering payment of the exercise price. The option exercise price is payable in cash or, with the consent of the Committee, in the form of shares of Common Stock or through a net cashless exercise of the option, which involves the cancellation of a portion of the option to cover the cost of exercising the balance of the option. All unexercised options terminate ten years after the date of grant, or earlier in the event of termination of employment. Historically, options have been granted to allow the option to continue to be exercisable for specified periods of time after termination of employment, depending on the nature of the termination of employment.

As of December 31, 2005, the number of shares purchasable under all outstanding vested and unvested options, including those granted under the Plan, was 2,635,989 (which includes 2,612,537 options held by current and former employees and 23,452 options held by current and former directors).

Restricted Stock and RSUs. The Plan allows for the grant of shares of restricted stock as well as RSUs. An award of restricted stock is a grant of outstanding shares of Common Stock which are subject to contractual restrictions, such as vesting conditions. RSUs represent a right to receive from the Company, upon fulfillment of any applicable conditions, either a specified number of shares of Common Stock or a cash payment equal to the market value (at the time of the distribution) of a specified number of shares of Common Stock. Whether RSUs are payable in cash and/or Common Stock is determined by the Committee in its discretion. Generally, shares of restricted stock and RSUs that are not vested at the time of an employee’s termination of employment will then be forfeited.

As of December 31, 2005, the aggregate number of all outstanding shares of restricted stock and RSUs, including those granted under the Plan, was 455,062 (which includes 363,013 shares of restricted stock held by current employees and 92,049 RSUs held by current directors).

Performance Units. The Plan provides for the grant of performance units to participants under the Plan selected by the Committee. Performance units, which include RSUs, provide the recipient with the right to receive a specified amount of cash and/or shares of Common Stock upon achievement of performance goals specified by the Committee. As of December 31, 2005, other than RSUs (discussed above), there were no performance units outstanding.

SARs. The Plan provides for the grant of SARs to key employees selected by the Committee. These awards are intended to mirror the benefit the employee would have received if the Committee granted the employee a stock option, may be awarded independently or in tandem with a stock option and may be settled in cash or Common Stock. As of December 31, 2005, there were no SARs outstanding.

Management Incentive Awards. The Plan provides for the grant of management incentive awards to key employees as approved by the Committee. Management incentive awards consist of the right to receive a specified amount of cash, Common Stock or restricted stock upon the achievement of performance goals approved by the Committee. Historically, management incentive awards have generally consisted of two types of awards. One type of management incentive award is an annual incentive award payable as all cash or partly in cash and partly in stock and/or restricted stock. Performance periods for this type of award consist of a single fiscal year, and a new performance period commences annually. The performance measure for this type of award consists of a combination of individual performance and business performance targets approved by the Committee at the beginning of each award cycle. The second type of management incentive award is a long term incentive award payable partly in cash based on the achievement of corporate objectives over a three-year period, and partly in restricted stock with a three-year vesting period. This second type of award is generally coupled with a grant of stock options that vest over a three-year period.

Eligibility. Key employees, directors and consultants of FMC and its divisions, subsidiaries and affiliates (including partnerships, joint ventures or other entities in which FMC has a substantial investment) are eligible to be granted awards under the Plan.

Shares of Stock Subject to the Plan.

As of December 31, 2005, 2,866,455 shares remained available for issuance under the Plan. This aggregate number of shares remaining available for issuance under the Plan is not affected by the Amendment.

No participant may receive an award under the Plan in any calendar year with respect to more than 500,000 shares of Common Stock, or the dollar value of more than 500,000 shares of Common Stock.

On March 9, 2006, the closing price per share of the Common Stock on the NYSE was $60.41.

Recycling of Shares

If an award is forfeited, if an option or SAR expires prior to being exercised or if an award is settled in cash, the shares subject to that award will again become available for issuance under the Plan.

Similarly, if a number of shares of Common Stock otherwise deliverable pursuant to an award are not delivered to a participant (as in the case of stock options, SARs, or RSUs) or are tendered to the Company (as in the case of restricted stock) because such shares are used to satisfy any tax withholding obligation arising in connection with the award, such number of shares will again become available for issuance under the Plan. With respect to restricted stock awards, the foregoing share recycling provision will remain in effect only until April 20, 2011 unless the Amendment is approved by stockholders at the Annual Meeting. If the Amendment is approved by stockholders at the Annual Meeting, the foregoing share recycling provision will remain in effect with respect to restricted stock awards until April 25, 2016, which is ten years after the Annual Meeting. Accordingly, a vote in favor of the Amendment will also constitute a vote in favor of the extension of this share recycling provision relating to restricted stock awards. Note that the foregoing time limitation for the share recycling provision applies only to restricted stock awards and not to any other type of awards.

Outstanding shares of Common Stock delivered by a participant to pay the exercise price of stock options will not be recycled and will accordingly not again become available for issuance under the Plan.

Federal Tax Consequences. Under the Code as currently in effect, a grant under the Plan of stock options, restricted stock, RSUs, performance units or SARs would have no federal income tax consequence at the time of grant. The payment of incentive awards in shares of Common Stock or cash, or both, is taxable to a participant as ordinary income. Upon exercise of a nonqualified stock option, the excess of the fair market value of the stock at the date of exercise over the exercise price is taxable to a participant as ordinary income. Exercise of an incentive stock option has no federal income tax consequences at the time of exercise absent a “disqualifying disposition,” or the imposition of the alternative minimum tax. A “disqualifying disposition” occurs if the participant disposes of stock acquired upon exercise of an incentive stock option within one year after the date it was acquired or within two years after the date of grant of the incentive stock option through exercise of which the participant acquired the stock. Unless the participant elects to recognize its value as income at the time of the grant, restricted stock is taxable to a participant as ordinary income in the year it becomes vested. RSUs are taxable to the participant as ordinary income when the shares of Common Stock or cash with respect to the award are delivered to the participant. Delivery of shares or cash to participants under RSUs occurs either upon vesting or upon conclusion of any applicable deferral period, such as upon retirement from (or other termination of service on) the Board of Directors in the case of RSUs granted to Board members. Upon a sale of Common Stock acquired under the Plan that is not a disqualifying disposition, participants realize long-term or short-term gain or loss, and FMC receives no further deduction. Performance units will generally result in taxable income to the employee upon payment of compensation pursuant to the award, or, if earlier, when such compensation is credited, set aside, or otherwise made available to the employee. Generally, no income will be recognized by the holder of an SAR until the appreciation is transferred to the employee pursuant to the exercise of the SAR. All amounts taxable as ordinary income to participants under the Plan in respect of awards are expected to be deductible by FMC as compensation, subject to the limitations of Section 162(m) of the Code.

Adjustments. The Committee may adjust the awards of any participant or performance measures. To the extent that such discretion subjects FMC to the limitation on its tax deduction of a participant’s compensation as set forth in Section 162(m) of the Code, the Committee believes that it is in the best interest of FMC and its stockholders to preserve the Committee’s authority to so act and that, in any event, such limitation should not have a material effect on FMC’s tax liability or earnings.

Change In Control. In the event of a change in control of the Company, the vesting of awards granted under the Plan will be fully accelerated and the Committee may, in its discretion, make adjustments, substitutions and/or settlements of outstanding awards.

Equity Compensation Plan Information

The table below sets forth information with respect to compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2005. All of the equity compensation plans pursuant to which we are currently granting equity awards have been approved by stockholders:

Plan Category	Number of Securities to be issued upon exercise		Weighted- average exercise price (1)	Securities available for future issuance under equity compensation plans
Equity Compensation Plans approved by stockholders	3,022,683	(2)	$26.90	2,866,455
Equity Compensation Plans not approved by stockholders	68,368	(3)	$12.74	—

(1)	Taking into account all outstanding options included in this table, the weighted-averaged exercise price of such options is $31.17, and the weighted average term-to-expiration is 5.5 years.
(2)	Includes 2,612,537 stock options, 363,013 restricted stock grants and 47,133 of the 92,049 RSUs held by current directors reported in the section “Restricted Stock and RSUs” above.
(3)	Includes 23,452 stock options and 44,916 RSUs held by directors. For a number of years prior to 2003, a portion of the annual compensation for members of the Board of Directors was paid under another plan in the form of RSUs settled in treasury shares upon retirement or other termination of service on the Board. Since 2003, all RSUs issued to directors have been made under the Plan, which was approved by stockholders in 2001. No stock options under any plan have been granted to directors since 1999.

New Plan Benefits. We cannot currently determine the awards that will be awarded to participants under the Plan. Although at least $60,000 of the annual compensation payable to the members of the Board of Directors is required to be paid in the form of RSUs, the number of RSUs that will be granted will depend on the fair market value of the Common Stock on the date of grant as well as on the exact amount of a director’s annual retainer that he or she elects to receive in the form of RSUs. See the section of this proxy statement entitled “Information About the Board of Directors and Corporate Governance—Board of Directors Compensation.”

Required Vote. The affirmative vote of holders of a majority of FMC’s Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the Amendment. In addition, to satisfy the listing requirements of the NYSE, the total votes cast on the proposal to amend the Plan also must represent over 50 percent of all outstanding shares of Common Stock as of the record date. For purposes of this NYSE requirement, abstentions will count as a vote cast, whereas broker non-votes will not be counted.

The Board of Directors recommends a vote FOR Approval of the Amendment to the FMC Corporation Incentive Compensation and Stock Plan

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has approved KPMG LLP continuing to serve as FMC’s independent registered public accounting firm for 2006. For the years 2004 and 2005, KPMG’s fees were as follows:

	($000)

	2005	2004
• Audit Services (1)	1,919	2,573
• Audit Related Services (2)	110	162
• Tax Services (3)	380	398
• All Other Services (4)	220	517

• TOTAL	2,629	3,650

(1)	Fees for professional services performed by KPMG LLP for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Fees for services performed by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits, and attestations by KPMG that are required by statute or regulation.
(3)	Fees for professional services performed by KPMG with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from “Audit-Related” items.
(4)	Fees for other permissible work performed by KPMG that does not fall within the categories set forth above. For 2005, this work consists of tax filing for individual employees involved in the Company’s expatriate program. The 2004 fees included these expatriate-related services and fees related to the settlement of federal tax account review services.

Pre-Approval of Independent Registered Public Accounting Firm Services The Committee has adopted a Pre-Approval Policy with respect to audit and non-audit services performed by its independent registered public accounting firm. The following is a summary of the Policy.

Prior to the commencement of services for a given year, the Audit Committee will grant pre-approvals of expected services and estimated fees, as presented by the independent registered public accounting firm. The independent registered public accounting firm will routinely update the Committee during the year in which the services are performed as to the actual services provided and related fees pursuant to the Pre-Approval Policy.

Unexpected services not captured under the Pre-Approval Policy, or where actual fees exceed pre-approved amounts, will require specific approval before the services may be rendered. Requests or applications to provide such services that require specific approval by the Audit Committee will be submitted to the Chairman of the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC regarding auditor independence. Authority to grant approval for such services has been delegated to the Chairman of the Audit Committee, subject to a $100,000 limit for each request, and provided that any such approval would then be reviewed by the full Committee at the next regularly scheduled meeting. Any such request exceeding that amount would require the approval of the full Audit Committee.

The Audit Committee has determined that the independence of KPMG LLP has not been adversely impacted as a result of the non-audit services performed by such accounting firm.

We expect a representative of KPMG LLP to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as FMC’s independent registered public accounting firm for 2006.

III. Board of Directors

Nominees for Director

Class II—Term Expiring in 2009

Patricia A. Buffler Principal Occupation: Dean Emerita and Professor of Epidemiology, School of Public Health, University of California, Berkeley Age: 67 Director Since: 1994

Dr. Buffler served as Dean of the School of Public Health, University of California, Berkeley, from 1991 to 1998 and has been a Professor since 1991. She received her BSN from Catholic University of America in 1960, and a master’s degree in health administration and epidemiology and a Ph.D. in epidemiology from the University of California, Berkeley in 1965 and 1973, respectively. She has served as an advisor to the World Health Organization, the National Institutes of Health, the U.S. Public Health Service Centers for Disease Control and Prevention, the U.S. Environmental Protection Agency, the U.S. Department of Energy, the U.S. Department of Defense, and the National Research Council. She was elected as a Fellow of the American Association for the Advancement of Science in 1992 and served as an officer for the Medical Sciences section from 1994- 2000. She has served as President for the Society for Epidemiological Research (1986), the American College of Epidemiology (1992), and the International Society for Environmental Epidemiology (1992-1993). In 1994, she was elected to the Institute of Medicine, National Academy of Sciences.

G. Peter D’Aloia

Principal Occupation: Senior Vice President and Chief Financial Officer American Standard Companies, Inc., a diversified supplier of air conditioning systems and related services, plumbing products and vehicle control systems

Age: 61

Director Since: 2002

Mr. D’Aloia was elected Senior Vice President and Chief Financial Officer of American Standard Companies, Inc. effective February 1, 2000. Prior to that, he was employed by AlliedSignal Inc. (now known as Honeywell), a diversified industrial company, most recently serving as Vice President—Business Development. He spent 27 years with AlliedSignal Inc. in diverse management positions, including Vice President—Taxes, Vice President and Treasurer, Vice President and Controller, and Vice President and Chief Financial Officer for the Engineered Materials sector. He is a member of the Board of Directors of AirTran Airways.

C. Scott Greer Principal Occupation: Former Chairman, Chief Executive Officer and President Flowserve Corporation, a manufacturer of industrial flow management equipment Age: 55 Director Since: 2002

Until June 2005, Mr. Greer was Chairman of Flowserve Corporation. He served as Chairman from April 2000, and as its Chief Executive Officer from January 2000. Mr. Greer joined Flowserve Corporation in 1999 as President and Chief Operating Officer. Prior to that, he was President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997. Mr. Greer serves on the Board of Directors of Washington Group.

Paul J. Norris Principal Occupation: Non-Executive Chairman of W. R. Grace & Co. Age: 58 Director Since: 2006

Until May 2005, Mr. Norris served as Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in Grace’s businesses for the six years prior to his retirement as Chief Executive Officer. He is currently Non-Executive Chairman. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. W. R. Grace filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in April 2001. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998, President, AlliedSignal Polymers Division from 1994 to 1997, and President, AlliedSignal Chemicals & Catalysts from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation, including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business Director for Petroleum Catalysts. Mr. Norris has previously served on the Board of Directors of Borden Chemical, Inc. He is a member of the Board of Directors of Sealy Mattress Corporation, and performs advisory services for Kohlberg Kravis Roberts & Co., currently the principal shareholder of the Sealy Mattress Corp.

Directors Continuing in Office

Class III—Term Expiring in 2007

William F. Reilly Principal Occupation: Chairman and Chief Executive Officer of Aurelian Communications, LLC, a diversified media company Age: 67 Director Since: 1992

Mr. Reilly is the Chairman and Chief Executive Officer of Aurelian Communications, LLC. Mr. Reilly was the Founder of PRIMEDIA Inc., a diversified media company. He served as Chairman and Chief Executive Officer of the firm from 1990 to 1999. From 1980 to 1990, he was with Macmillan, Inc., where he served as President and Chief Operating Officer since 1981. Prior to that, he was with W.R. Grace beginning in 1964, serving as Assistant to the Chairman from 1969 to 1971 and serving successively from 1971 to 1980 as President and Chief Executive Officer of its Textile, Sporting Goods and Home Center Divisions. Mr. Reilly serves on the Board of Trustees of The University of Notre Dame, and the Board of Directors of Barnes & Noble, and as a Trustee of WNET, the public television station serving the New York area.

James R. Thompson Principal Occupation: Chairman, Chairman of the Executive Committee and Partner Law Firm of Winston & Strawn, Chicago, Illinois Age: 69 Director Since: 1991

Governor Thompson was named Chairman of the Chicago law firm of Winston & Strawn in January 1993. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until January 14, 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971-1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County. He is a former Chairman of the President’s Intelligence Oversight Board, a former member of the National Commission on Terrorist Attacks Upon the United States, and a former member of the Abraham Lincoln Bicentennial Commission. He is a member of the Board of Directors of Navigant Consulting Group, Inc., Maximus, Inc., and FMC Technologies, Inc.

William G. Walter Principal Occupation: Chairman, Chief Executive Officer and President, FMC Corporation Age: 60 Director Since: 2000

Mr. Walter was elected Chairman, Chief Executive Officer and President of FMC in 2001. He had been Executive Vice President of FMC since 2000. Mr. Walter joined FMC in 1974 as a Business Planner in corporate headquarters. He became General Manager of FMC’s former Defense Systems International Division in 1986, Director of Commercial Operations of FMC’s Agricultural Chemicals Group in 1991, General Manager of FMC’s Alkali Chemicals Division in 1992 and Vice President and General Manager of FMC’s Specialty Chemicals Group in 1997. He is a member of the Board of Directors of the American Chemistry Council, the National Association of Manufacturers and International Paper Company.

Class I—Term Expiring in 2008

Edward J. Mooney Principal Occupation: Retired Chairman and Chief Executive Officer, Nalco Chemical Company Age: 64 Director Since: 1997

From March 2000 to March 2001, Mr. Mooney served as Délégué Général—North America, Suez Lyonnaise des Eaux. He was Chairman and Chief Executive Officer of Nalco Chemical Company from 1994 to 2000. He serves as a director of The Northern Trust Company, FMC Technologies, Inc., ArrMaz Custom Chemicals, Inc. and Cabot Microelectronics Corporation.

Enrique J. Sosa Principal Occupation: Former President BP Amoco Chemicals Age: 65 Director Since: 1999

Mr. Sosa was President of BP Amoco Chemicals from January 1, 1999 to April 1999. From 1995 to 1998, he was Executive Vice President of Amoco Corporation. Prior to joining Amoco, Mr. Sosa served as Senior Vice President of The Dow Chemical Company, President of Dow North America and a member of its Board of Directors. Mr. Sosa has previously served on the Board of Directors of Electronic Data Systems, Dow Corning Corporation and Destec Energy, Inc. He also served as a member of the Executive Committee of the American Plastics Council, a member of the Executive Committee of the American section of the Society of Chemical Industry, and a member of the American Chemical Council. Mr. Sosa is currently a director of Pediatrix and Amtrak.

Mark P. Frissora

Principal Occupation: Chairman and Chief Executive Officer, Tenneco Automotive Inc., a global designer and manufacturer of ride and emissions control products and systems

Age: 50

Director Since: 2004

Mr. Frissora was elected Chairman and Chief Executive Officer of Tenneco Automotive Inc., a global designer and manufacturer of ride and emissions control products and systems, in March 2000 after serving as President and CEO. Previously, he served as Senior Vice President and General Manager of Tenneco Automotive’s worldwide original equipment business, having joined the company in 1996 as Vice President of North American emissions control operations. Prior to joining Tenneco Automotive, he held executive positions with Aeroquip-Vickers Corporation and Philips N.V. Previously, he was with General Electric Co. for 10 years. Mr. Frissora also serves on the Board of Directors of NCR Corporation.

IV. Information About the Board of Directors and Corporate Governance

Meetings

During 2005, the Board of Directors held six regular meetings. All incumbent directors attended at least 75% of the total number of meetings of the Board and all committees on which they served.

Committees and Independence of Directors

The Board of Directors has five standing committees: an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee, an Executive Committee, and a Public Policy Committee.

The Audit Committee, Compensation and Organization Committee, and Nominating and Corporate Governance Committee are all composed of non-employee directors each of whom has been determined by the Board to be independent, on the basis set forth below. (All directors, other than Mr. Walter, are non-employee directors.) There are no interlocking directorships, and none of the non-employee directors or any affiliated firms receives any consulting, legal or any other non-director fees from FMC, its subsidiaries or affiliates. With the exception of the Chief Executive Officer, no director is a current or former employee of FMC, its subsidiaries or affiliates.

The Board has affirmatively determined that other than Mr. Walter, who is an employee, none of the directors has any material relationship with FMC, its subsidiaries or affiliates other than as a director, and that other than Mr. Walter, all directors qualify as independent. In order to be considered independent by the Board, a director must meet the requirements set forth in the SEC and NYSE rules regarding independence, and further have no present or former employment by FMC, its subsidiaries or affiliates. The Board found that no director other than Mr. Walter has any business, family or other relationship with FMC, its subsidiaries or affiliates other than as a director. Until June 2005, Mr. Greer was the Chairman, Chief Executive Officer and President of Flowserve Corporation which provides products to FMC. However, since the amount involved in the transactions between the two companies has not exceeded $15,000 in any of the past three years, the transactions were deemed not material to either FMC or the other company. In addition, Mr. Norris is the Non-Executive Chairman of W.R. Grace & Co. which purchases products from FMC. The amount involved in the transactions between the two companies has not exceeded $64,000 in any of the past three years. Consequently, the Board has determined that the transactions were not material to either FMC or the other company. On those bases, the Board has concluded that Mr. Greer and Mr. Norris also meet the independence standards applied by the Board.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, including conducting an annual self-assessment. A copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review the effectiveness and adequacy of FMC’s internal controls

•	Review the annual report, proxy statement and periodic SEC filings such as the Company’s reports on Form 10K and 10Q, including Management’s Discussion and Analysis, and ensure that FMC’s financial reports fairly represent its operations

•	Review the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal auditor function

•	Review significant changes in accounting policies

•	Select the independent registered public accounting firm and confirm its independence

•	Review potentially significant litigation

•	Review Federal income tax issues

•	Review FMC policies with respect to risk assessment and risk management

•	Review with management FMC’s earnings releases

•	Monitor FMC’s compliance with legal and regulatory requirements

•	Pre-approve audit and non-audit services provided by the independent registered public accounting firm.

Members: Mr. D’Aloia (Chair), Dr. Buffler, Mr. Frissora, Mr. Mooney and Mr. Sosa. The Board of Directors has determined that Mr. D’Aloia meets the SEC requirements for an “audit committee financial expert” and all members of the committee are “financially literate” as required by the NYSE. The Board has also determined that no committee member sits on the audit committee of more than three public companies.

Number of Meetings in 2005: 7

Compensation and Organization Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation and Organization Committee, including conducting an annual self-assessment. A copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review and approve compensation policies and practices for senior executives

•	Establish the total compensation for the Chief Executive Officer

•	Review and approve major changes in FMC’s employee benefit programs

•	Approve annual and long-term management incentive and equity awards and grants made under FMC’s Incentive Compensation and Stock Plan

•	Review significant organizational changes and management succession planning

•	Recommend to the Board of Directors candidates for officers of FMC

•	Evaluate the Chief Executive Officer and oversee evaluation of management performance

Members: Mr. Mooney (Chair), Mr. Greer, Mr. Norris, Mr. Reilly and Mr. Sosa.

Number of Meetings in 2005: 4

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Corporate Governance Committee, including conducting an annual self-assessment. A copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review and recommend candidates for director

•	Recommend Board of Directors meeting formats and processes

•	Oversee corporate governance, including an annual review of governance principles

•	Review and approve director compensation policies

•	Oversee Board of Directors and Committee evaluation procedures

•	Determine director independence

Members: Mr. Greer (Chair), Mr. Reilly, and Mr. Thompson.

Number of Meetings in 2005: 3

Executive Committee

The Executive Committee acts in place of the Board of Directors when the full Board of Directors is not in session.

Members: Mr. Walter (Chair), Mr. Mooney and Mr. Reilly.

The Executive Committee did not meet during 2005.

Public Policy Committee

The Board of Directors has adopted a written charter that outlines the duties of the Public Policy Committee. The principal duties of this Committee, among other things, include:

•	Review FMC’s government and legislative programs and relations

•	Report to the Audit Committee on FMC’s legal compliance efforts

•	Review FMC’s public relations initiatives and its environmental, safety and process safety compliance

Members: Dr. Buffler (Chair), Mr. Sosa, Mr. Thompson and Mr. Walter.

Number of Meetings in 2005: 1

Director Who Presides Over Executive Sessions

In accordance with FMC’s Statement of Governance Principles, Policies and Procedures, the non-employee members of the Board of Directors meet in regularly scheduled executive sessions without management. The Chair of the Compensation and Organization Committee, Mr. Mooney, presides over these sessions. See the section below entitled “Communicating with the Board” for procedures for communicating with Mr. Mooney.

Board of Directors Compensation

Compensation Plan The Company maintains the FMC Corporation Compensation Plan for Non-Employee Directors (which is administered as part of the FMC Corporation Incentive Compensation and Stock Plan) to provide for the compensation described below. Directors who are also employees of FMC do not receive any compensation for their service as directors.

Retainer and Fees Each director is paid an annual retainer of $40,000 or a prorata amount for any portion of a year served. At least $25,000 of the annual retainer is paid in fully vested restricted stock units, which are payable in Common Stock upon termination from the Board of Directors. The remainder is paid in quarterly installments in cash, or, at his/her election, the director may be compensated in additional fully vested restricted stock units. Each director also receives $1,500 for each Board of Directors’ meeting and Board of Directors’ committee meeting attended, and each director is reimbursed for reasonable incidental expenses. Each director who chairs a Committee is paid an additional $7,000 per year except the Chairman of the Audit Committee, who is paid $9,000 per year. Audit Committee members also receive an additional $3,000 annual retainer.

Restricted Stock Units Each director receives an annual grant of restricted stock units having a value of $35,000 on the date of grant. These restricted stock units vest at the Annual Meeting of Stockholders held in the year following the date of grant and all restricted stock units that have vested are payable in Common Stock once service from the Board has terminated.

Other Compensation No other remuneration is paid to directors for services as a director of FMC. Directors who are not FMC employees do not participate in FMC’s employee benefit plans. FMC supports the charitable donations of directors under its matching gifts plan that provides a dollar-for-dollar match of gifts up to $10,000 per year, to certain educational institutions and arts and cultural organizations.

Director Stock Ownership Policy FMC has established guidelines setting expectations for the ownership of FMC stock by directors. The guidelines for stock retention are five times the director’s annual restricted stock grant. These guidelines were adopted in February 2006 and provide that all directors will be in compliance within five years of the date of their election.

Corporate Governance

Communicating with the Board Stockholders may communicate with the Board of Directors, the Chair of the Compensation and Organization Committee (who presides over executive sessions of the Board) or any individual member of the Board as follows: Communications must be in writing, sent care of the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103. All communications with the Board, the Chair of the Compensation and Organization Committee or any individual director will be delivered as addressed.

Director Nomination Process The Nominating and Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating and Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating and Corporate Governance Committee evaluates candidates based on the qualifications for director described in its Charter. These qualifications include, among other things, integrity, business experience, stature in their field of endeavor, diversity of perspective, ability to reach thoughtful, independent and logical judgments on difficult and complex issues, and whether the candidate meets the independence standard described in the section above entitled “Committees and Independence of Directors”. The Nominating and Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Nominating and Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of the nominees’ qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-Laws, accompany the stockholder’s recommendation. In accordance with FMC’s By-Laws, any stockholder nominations for election as directors at the 2007 Annual Meeting must be delivered to FMC at the address set forth below, not later than January 25, 2007. All nominations must be sent to the Nominating and Corporate Governance Committee, care of the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Attendance at Annual Meetings The Company expects all of its directors to attend the Annual Meeting of Stockholders. All directors attended the 2005 Annual Meeting, except for Mr. Reilly who was unable to attend because of a prior commitment.

Stockholder Proposals for the 2007 Annual Meeting Stockholders may make proposals to be considered at the 2007 Annual Meeting. In order to make a proposal for consideration at the 2007 Annual Meeting, a stockholder must deliver notice to FMC at the address set forth below, containing certain information specified in the By-Laws, not less than 60 or more than 90 days before the date of the meeting. However, if FMC provides less than 70 days’ notice of public disclosure of the date of the 2007 Annual Meeting, then the deadline for the stockholder’s notice and other required information is 10 days after the date of FMC’s notice or public disclosure of the date of the Annual Meeting.

In addition to being able to present proposals for consideration at the 2007 Annual Meeting, stockholders may also be able to have their proposals included in the Company’s proxy statement and form of proxy for the 2007 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to FMC at the address set forth below not later than November 21, 2006, and the stockholder must otherwise comply with applicable SEC requirements. If the stockholder complies with these requirements for inclusion of a proposal in the Company’s proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

A copy of FMC’s By-Laws may be obtained by writing to the Corporate Secretary, and all notices referred to above must be sent to the Corporate Secretary, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Corporate Governance Documents FMC’s website is located at www.fmc.com. The following corporate governance documents are posted on the website:

Audit Committee Charter

Compensation and Organization Committee Charter

FMC Statement of Governance Principles, Policies and Procedures (which includes both the Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Principles)

The above documents are available in print upon request. Please direct your request for a copy of any document to Investor Relations Department, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Code of Ethics and Business Conduct Policy FMC has a Code of Ethics and Business Conduct Policy that applies to all directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. It is posted on the Company website at www.fmc.com and is available in print by writing to the Investor Relations Department at the address provided in the preceding section. FMC intends to post any amendments to, or waivers from, the Policy required to be disclosed by either SEC or NYSE regulations on its website.

Expiration of Shareholder Rights Plan In August 2005, the Board of Directors made a decision not to extend the Shareholder Rights Plan which expired March 7, 2006.

V. Security Ownership of FMC

Management Ownership

The following table shows, as of December 31, 2005*, the number of shares of Common Stock beneficially owned by each current director, the executive officers named in the Summary Compensation Table and all current directors and executive officers as a group. With the exception of Mr. Walter, each director and each executive officer named in the Summary Compensation Table beneficially owns less than one percent of the Common Stock.

Name	Beneficial Ownership on December 31, 2005 FMC Common Stock	Percent of Class
Patricia A. Buffler (1)	15,872	*	*
Theodore H. Butz (2)	94,850	*	*
G. Peter D’Aloia (1)	7,443	*	*
W. Kim Foster (2)	224,429	*	*
Mark P. Frissora (1)	2,562	*	*
C. Scott Greer (1)	6,100	*	*
Edward J. Mooney (1)	19,500	*	*
Paul J. Norris (1)	246	*	*
William F. Reilly (1)	22,099	*	*
Enrique Sosa (1)	13,438	*	*
Milton Steele (2)	159,385	*	*
James R. Thompson (1)	16,132	*	*
William G. Walter (2)	613,288	1.6%
D. Michael Wilson (2)	75,709	*	*
All current directors and executive officers as a group—17 persons (1)(2)	1,449,683	3.7%

*	Except for Mr. Norris, who became a director on January 1, 2006 and whose holdings are stated as of January 2, 2006.
**	Less than one percent of class
(1)	Includes shares subject to options granted and vested restricted stock units credited to individual accounts of non-employee directors under the FMC Corporation Compensation Plan for Non-Employee Directors and predecessor plans (See “Board of Directors Compensation” on page 20 of this proxy statement). The number of restricted stock units credited to directors under those plans included in the table above were as follows: Dr. Buffler, 15,872; Mr. D’Aloia, 7,443; Mr. Frissora, 2,562; Mr. Greer, 6,100; Mr. Mooney, 19,000; Mr. Norris, 246; Mr. Reilly, 16,708; Mr. Sosa, 13,438; and Mr. Thompson, 16,132. Directors have no power to vote or dispose of shares represented by restricted stock units until the shares are distributed after the director terminates from the Board of Directors and, until such distribution, directors have only an unsecured claim against FMC. The holders of these restricted stock units will be credited with additional restricted stock units having a value equal to the amount of any dividends paid by FMC on its Common Stock.

(2)	Shares “beneficially owned” include: (i) shares owned by the individual; (ii) shares held by the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2005; (iii) shares of restricted stock; and (iv) shares subject to options that are exercisable within 60 days of December 31, 2005. Item (iv) includes options to purchase 516,923 shares for Mr. Walter; options to purchase 182,487 shares for Mr. Foster; options to purchase 92,105 shares for Mr. Steele; options to purchase 69,007 shares for Mr. Butz; options to purchase 47,466 shares for Mr. Wilson; and options to purchase 1,037,600 shares for all current executive officers as a group.

Other Security Ownership

Based on available information, the persons listed below beneficially own more than five percent of FMC’s Common Stock as of December 31, 2005:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMC Corporation Savings and Investment Trust c/o Fidelity Management Trust Company 82 Devonshire Street Boston, MA 02109	2,587,683 shares held in trust for participants in the employee 401(k) plan (1)	6.7%
FMR Corp 82 Devonshire Street Boston, MA 02109	5,691,413 shares (2)	14.8%

(1)	These shares are held in trust for the beneficial owners (the participants in FMC Corporation Savings and Investment Plan) and shall be voted by the trustee in proportion to the votes received by participants, if the beneficial owners do not exercise their right to direct such vote. In response to a tender or exchange offer, the trustee may tender or sell shares only in accordance with the written instructions of the participants.
(2)	The number of shares of stock beneficially owned was determined by a review of Schedules 13G, as amended, filed with the Securities and Exchange Commission.

VI. Executive Compensation

The following tables, charts and narrative show all compensation awarded, paid to or earned in 2005 by the Chief Executive Officer and each of the four other most highly compensated executive officers.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation $		Restricted Stock Awards (1) $	Securities Underlying Options/ SARs #	All Other Compensation (2) $
(A)	(B)	(C)	(D)	(E)		(F)	(G)	(H)
WILLIAM G. WALTER	2005	841,666	1,206,950	—		666,400	34,489	64,456
Chairman, President and	2004	790,833	1,136,431			706,629	35,476	90,981
Chief Executive Officer	2003	735,833	927,150			462,750	123,290	69,363

W. KIM FOSTER	2005	468,919	421,675	—		357,226	8,875	15,393
Senior Vice President and	2004	447,455	450,587			185,803	9,328	45,746
Chief Financial Officer	2003	431,534	367,883			277,650	30,350	15,595

MILTON STEELE	2005	383,436	325,614	—		300,332	7,532	41,954
Vice President, General Manager	2004	348,578	426,390			157,682	7,916	40,457
Agricultural Products Group	2003	327,346	373,626			0	24,230	27,307

THEODORE H. BUTZ	2005	347,754	203,314	—		300,332	7,532	29,564
Vice President, General Manager	2004	331,802	181,546			157,682	7,916	23,704
Specialty Chemicals Group	2003	294,379	164,661			185,100	13,570	12,037

D. MICHAEL WILSON	2005	347,754	307,362	—		300,332	7,532	32,526
Vice President, General Manager	2004	331,802	239,363	55,331	(3)	157,682	7,916	17,556
Industrial Chemicals Group	2003	276,871	282,783	70,334	(4)	0	12,650	34,155

(1)	The amount stated in this column for 2005 is the value of the awards as of the dates of grant, February 17, 2005 and March 1, 2005. The February 17, 2005 awards were as follows: Mr. Walter, 13,866 shares; Mr. Foster, 3,570 shares; and, for each of Messrs. Steele, Butz and Wilson, 3,030 shares. The March 1, 2005 awards were as follows: Mr. Foster 3,600 shares; and, for each of Messrs. Steele, Butz and Wilson, 3,000 shares. The grants made on February 17, 2005 have a three-year vesting period, while the grants made on March 1, 2005 have a one-year vesting period. As of December 31, 2005, the five officers listed in the table held shares of restricted stock with a value, based on the closing market price per share of FMC Common Stock on December 30, 2005, the last trading day of the year, as follows: Mr. Walter, 57,486 shares at $3,056,531; Mr. Foster, 27,066 shares at $1,439,099; Mr. Steele, 19,685 shares at $1,046,651; Mr. Butz, 20,185 shares at $1,073,236; and Mr. Wilson, 17,185 shares at $913,726. These shares of restricted stock are entitled to receive any dividends paid by FMC on its Common Stock.
(2)	These amounts include the following for 2005: for Mr. Walter, $53,672 for annual FMC matching contributions to the FMC Corporation Savings and Investment Plan and the FMC Corporation Non-Qualified Savings and Investment Plan (“matching contributions”), and $10,784 for life insurance; for Mr. Foster, $10,500 for matching contributions and $4,893 for life insurance; for Mr. Steele, $37,568 for matching contributions and $4,386 for life insurance; for Mr. Butz, $28,523 for matching contributions and $1,041 for life insurance; and for Mr. Wilson, $31,777 for matching contributions and $749 for life insurance.
(3)	$54,233 of this amount relates to reimbursement for relocation expenses including an associated tax gross-up.
(4)	This amount relates to reimbursement for relocation expenses including an associated tax gross-up.

Option Grants in 2005

The table below shows information on grants of FMC stock options in 2005 made to the officers named in the Summary Compensation Table. FMC did not grant stock appreciation rights during 2005.

Name (A)	Number of Securities Underlying Options Granted in 2005 # (B)	Percent of Total Options Granted to Employees in 2005 (C)	Exercise or Base Price $/Sh (D)	Expiration Date (E)	Grant Date Present Value $ (F)
William G. Walter	34,489	14.8	48.06	2/17/2015	570,793
W. Kim Foster	8,875	3.8	48.06	2/17/2015	146,881
Milton Steele	7,532	3.2	48.06	2/17/2015	124,655
Theodore H. Butz	7,532	3.2	48.06	2/17/2015	124,655
D. Michael Wilson	7,532	3.2	48.06	2/17/2015	124,655

The Black-Scholes option-pricing model was used to value these options as of the date granted, February 17, 2005. The model assumed: an exercise price of $48.06 per share, equal to the fair market value of FMC Common Stock on the date of grant; an average option life of 5 years; an interest rate of 3.7% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the expected life of the option; an assumed annual volatility of underlying stock of 31.45%; and no dividends being paid (which was the case at the time these grants were made). FMC made no assumptions regarding restrictions on vesting or the likelihood of vesting.

The ultimate values of the options will depend on the future market price of FMC’s Common Stock (as applicable), which cannot be forecast with reasonable accuracy. The actual value, if any, an option holder will realize when exercising an option will depend on the excess of the market value of FMC’s Common Stock over the exercise price on the date the option is exercised.

Aggregated Option Exercises in 2005 and Year-End Option Values

Shown below is information with respect to options to purchase FMC’s Common Stock exercised in 2005 by the officers named in the Summary Compensation Table and the value of FMC unexercised options held by them at December 31, 2005.

Name (A)	Shares Acquired On Exercise (#) (B)	Value Realized ($) (C)	Number of Securities Underlying Unexercised Options/SARs at 12/31/2005 Exercisable/ Unexercisable (#) (D)	Value of Unexercised In- the Money Options at 12/31/2005 Exercisable/ Unexercisable ($) (E)
William G. Walter	37,557	868,960	393,633/193,255	7,281,481/4,949,962
W. Kim Foster	5,338	126,182	152,137/48,553	3,271,853/1,320,592
Milton Steele	11,250	200,969	67,875/39,678	1,255,454/1,063,717
Theodore H. Butz	0	0	55,437/29,018	976,409/665,673
D. Michael Wilson	14,680	201,913	34,816/28,098	583,004/631,320

Long-Term Incentive—Performance-Based Cash Awards In 2005

The following table shows target long-term incentive performance-based cash award opportunities granted to the officers named in the Summary Compensation Table. These awards were granted under the FMC Corporation Incentive Compensation and Stock Plan and cover the performance period from 2005-2007.

			Estimated Future Payouts Under Non-Stock Price Based Plans
Name	Number of Shares, Units or Other Rights (1)	Performance Period Until Maturation or Payout	Threshold ($)(1)	Target ($)(1)	Maximum ($) (1)
William G. Walter	1,000,000	2005-2007	500,000	1,000,000	2,000,000
W. Kim Foster	171,400	2005-2007	85,700	171,400	342,800
Milton Steele	145,400	2005-2007	72,700	145,400	290,800
Theodore H. Butz	145,400	2005-2007	72,700	145,400	290,800
D. Michael Wilson	145,400	2005-2007	72,700	145,400	290,800

(1)	The performance-based cash award established for the 2005-2007 long-term incentive awards is based on FMC achieving a relative performance measure of Total Shareholder Return (TSR) at or above the 25th percentile (the threshold) of an industry comparator group of 54 companies. For performance at the 25th percentile a payment of .5 times target will be possible. For performance at the 50th percentile (the target) a payout of one times target is possible. For performance at the 80th percentile (the maximum), the executive can earn two times the targeted payout. Each calendar year of the three-year period, one-fourth of the cash award is determined on the basis of the Company’s total shareholder return for the year versus the comparator group. The final one-fourth of the award is determined on the basis of the Company’s total shareholder return over the three-year period. No cash awards will be paid out until the end of the three-year period, and then only if the executive is an employee of the Company.

Retirement Plans

The following table shows the estimated annual retirement benefits under FMC’s pension plan (and its supplements) for eligible salaried employees (including officers) payable upon retirement at age 65 (normal retirement age) assuming retirement as of January 1, 2006 at various levels of compensation and years of service. Payment of benefits shown is contingent on the continuation of the present plan (and its supplements) until the employee retires.

Pension Plan Table

Final Average Earnings	Estimated Annual Retirement Benefits for Years of Service Indicated
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 150,000	$29,906	$39,875	$49,844	$59,812	$69,781	$81,031
$ 250,000	$52,406	$69,875	$87,344	$104,812	$122,281	$141,031
$ 350,000	$74,906	$99,875	$124,844	$149,812	$174,781	$201,031
$ 450,000	$97,406	$129,875	$162,344	$194,812	$227,281	$261,031
$ 550,000	$119,906	$159,875	$199,844	$239,812	$279,781	$321,031
$ 650,000	$142,406	$189,875	$237,344	$284,812	$332,281	$381,031
$ 900,000	$198,656	$264,875	$331,094	$397,312	$463,531	$531,031
$1,150,000	$254,906	$339,875	$424,844	$509,812	$594,781	$681,031
$1,300,000	$288,656	$384,875	$481,094	$577,312	$673,531	$771,031
$1,450,000	$322,406	$429,875	$537,344	$644,812	$752,281	$861,031
$1,650,000	$367,406	$489,875	$612,344	$734,812	$857,281	$981,031

1.	“Final Average Earnings” in the table means the average of covered compensation for the highest 60 consecutive calendar months out of the 120 calendar months immediately before retirement. Covered compensation includes amounts appearing in Columns (C) and (D) of the Summary Compensation Table on page 25 of this proxy statement.
2.	At December 31, 2005, Messrs. Walter, Foster, Steele, Butz and Wilson had, respectively, 31, 27, 28, 14 and 8 years of credited service under the pension plan (and its supplements).
3.	Applicable benefits for employees whose years of service and earnings differ from those shown in the table are equal to (A + B) times C where: (A) equals 1% of allowable Social Security covered compensation ($51,252 for a participant retiring at age 65 in 2006) times years of credited service (up to a maximum of 35 years) plus 1.5% of the difference between Final Average Earnings and allowable Social Security compensation times years of credited service (up to a maximum of 35 years); (B) equals 1.5% of Final Average Earnings times years of credited service in excess of 35 years; and (C) equals the ratio of credited service at termination to credited service projected to age 65.
4.	The amounts shown will not be reduced by Social Security benefits or other offsets. As the Internal Revenue Code of 1986, as amended (the “Code”) limits the annual benefits that may be paid from a tax-qualified retirement plan, FMC has adopted permitted supplemental arrangements to maintain total benefits during retirement at the levels shown in the table.

Termination and Change of Control Arrangements

Plan and Participants. FMC maintains an Executive Severance Plan that includes approximately 20 executives and senior managers, including the individuals listed in the Summary Compensation Table.

Benefits. If a change in control (as described below) of FMC occurs and if, within two years of that change of control, a participant’s employment is terminated without cause or a participant voluntarily terminates his or her employment because his or her duties, location, salary, compensation or benefits are substantially changed or reduced, then the participant is entitled to benefits from FMC. In general, those benefits include (i) a lump sum payment of one, two or three times salary (depending on position) and their highest target management incentive award; (ii) continuation of medical and other benefits for up to three years; and (iii) distribution of accrued benefits for all retirement plans, and 401(k) plan and nonqualified plan benefits. In addition, upon a change of control, a participant is entitled to immediate vesting of long-term incentive awards, restricted stock, stock options, stock appreciation rights, and performance-based cash. Further, upon a change of control, FMC will compensate the participant for any excise tax liability as a result of payments under the Executive Severance Plan. The Chairman, Chief Executive Officer and President can also receive these benefits if he voluntarily terminates his employment in the thirteenth month after a change in control of FMC. Under the executive severance agreements for Messrs. Walter, Foster, Steele, Butz and Wilson, each would receive a lump sum payment of three times his salary and highest target management incentive award.

Change in Control. In general, the following transactions are considered as changes in control under the plan: (a) a third party’s acquisition of 20 percent or more of FMC’s Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of FMC’s assets; or (d) the complete liquidation or dissolution of FMC.

Report of the Compensation and Organization Committee on Executive Compensation

The Report of the Compensation and Organization Committee on Executive Compensation that follows shall not be deemed to be incorporated by reference into any filing made by FMC under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent FMC incorporates such Report by specific reference.

Goals.    FMC’s executive compensation program is designed to align total compensation with stockholder interests. The program is intended to:

•	Incent executives to achieve improvements in stockholder value and reward them for using sound business practices to achieve desired financial results

•	Balance variable pay components so that both short and longer-term operating and strategic objectives are recognized

•	Require the achievement of objectives within a “high-performance” environment to be financially rewarded

•	Attract, motivate and retain executive talent necessary for the long-term success of FMC

The executive compensation program consists of three components: base salary; the annual management incentive plan (bonus); and the long-term incentive plan (stock options, restricted stock and performance-based cash).

Base salary. FMC uses external surveys to set competitive compensation levels (salary ranges) for its executives. In order to obtain the most comprehensive survey data for review, the group of companies in the surveys is broader than the S&P Midcap 400 Index and includes companies comparable to those in the S&P 400 Chemicals Index. However, companies in both of these Indices, which are included in the stock performance graph on page 33 of this proxy statement, are well represented in the surveys.

Salary ranges for FMC executives are established based on similar positions in other companies of comparable revenue, size and complexity. Generally, FMC sets the competitive salary midpoint for an executive officer at the median level compared with the companies surveyed. Performance levels within the ranges are delineated to recognize different levels of performance ranging from “needs improvement” to “exceptional”. As a result, although nominally targeted to fall at or near the 50th percentile of such comparable organizations, compensation may fall anywhere within the salary range based on performance.

Starting salaries are a function of an employee’s skills, experience, expertise and expected job performance. Annual performance is evaluated against mutually agreed upon objectives and performance standards that may, in part, be subjective; a performance rating is established; and a salary increase may be granted. Performance factors used may include timely responses to downturns in major markets, setting strategic direction, making key management changes, divesting businesses and acquiring new businesses, continuing to improve operating efficiency, and developing people and management capabilities. The relative importance of each of these factors varies based on the strategic thrust and operating requirements of each business or function.

Annual Management Incentive (Bonus Plan). The FMC Corporation Incentive Compensation and Stock Plan provides for annual cash incentives for achievement of both individual performance targets and business performance targets based on performance goals (“Bonus Plan”), which for 2005 included net income from continuing operations. The

Committee oversees Bonus Plan objectives and design as well as the setting of performance targets and approval of Bonus Plan results. Participation in the Bonus Plan is based on opportunity to influence performance at FMC, position level, competitive practice for similar positions, performance and potential. Achieving high standards of business and individual performance are financially rewarded, and significant compensation is at risk if these high standards are not met. Participants in the Bonus Plan have annual incentive targets that range from 25 percent to 75 percent of base salary.

The business performance incentive (the “BPI”) ranges from 30 percent to 70 percent of the total target incentive, while actual payments for business performance can range from zero to two times the BPI target.

The annual performance incentive (the “API”) is an individual performance target and ranges from 30 to 70 percent of the total target incentive, while actual payments for individual performance can range from zero to two times the API target. It is awarded based on achieving annual objectives set for the individual’s most important responsibilities. The API can be less quantitative than the BPI.

Long-Term Incentive Awards. These awards are granted under the FMC Corporation Incentive Compensation and Stock Plan. The Plan is designed to closely link the executives’ long-term financial rewards with increases in stockholder value. The Plan gives the Committee broad discretion to select the appropriate types of rewards. Awards under the Plan in 2005 consisted of nonqualified stock options, restricted stock and a component of performance-based cash. The stock options have a vesting period of three years. Stock options have a term of 10 years and unvested options generally expire upon termination of employment, unless such termination is a result of death, disability or retirement on or after age 62, or not for cause, in which case the option may be exercised for periods beyond termination of employment, but not beyond the term of the option. The exercise price of options is the fair market value of Common Stock on the date of the grant. The restricted stock has a vesting period as determined by the Committee, normally three years. To determine the number of options and/or shares of restricted stock to be granted to an executive, the Company establishes award levels based on market data provided by an independent compensation consultant. For 2005, the performance-based cash component was tied to a relative measure of the Total Shareholder Return (TSR) among a comparator group of 54 companies over a three-year period ending in December 2007.

Chief Executive Officer’s Compensation. In 2005, the Compensation Committee approved a base pay increase for Mr. Walter of 6.25%. This increase reflected Mr. Walter’s performance during the prior year in which he met or exceeded his major responsibility areas as defined by the Committee. Mr. Walter’s base pay is within the salary range for his position among peer group companies, and has been validated by an independent compensation consultant.

In addition to his base pay increase, Mr. Walter received payment under the Bonus Plan for his performance against a set of broad objectives for 2005. Those objectives focused on improving operating and financial performance, corporate governance, organizational and people development issues, corporate and business unit strategy development, occupational and process safety performance, and security. Mr. Walter’s bonus for 2005 is shown in Column D of the Summary Compensation Table.

Mr. Walter also received a long-term incentive award under the FMC Corporation Incentive Compensation and Stock Plan. Mr. Walter’s 2005 restricted stock and stock option grants are shown in Columns F and G, respectively, of the Summary Compensation Table. The performance-based cash component of this award is shown on page 27 of this proxy statement in the section entitled “Long-Term Incentive—Performance-Based Cash Awards In 2005”. This award was approved by the Compensation Committee in recognition of his strong performance in substantially exceeding corporate objectives in 2004. This award is consistent with prevailing market data for the CEO position.

Section 162(m) Deductibility. The Committee is advised that the Plan meets the requirements for deductibility under Section 162(m) of the Code. However, not all grants that may be made under the Plan or that have been made under the Plan meet all requirements for deductibility under Section 162(m) of the Code. Unless the amounts involved become material, the Committee believes that it is more important to preserve its flexibility under the Plan to craft appropriate incentive awards than to meet every requirement for deductibility with respect to every grant. The Committee continues to believe that this is not currently a significant issue and will continue to monitor the issue prospectively.

Stock Ownership Policy. FMC has established guidelines setting expectations for the ownership of FMC stock by executive officers. The guidelines for stock ownership are based on a multiple of one to four times the employee’s annual base pay. All current FMC executive officers named in this proxy statement are in compliance with the stock ownership guidelines.

The preceding report has been furnished by the following members of the Compensation and Organization Committee:

Edward J. Mooney, Chairman

C. Scott Greer

Paul J. Norris

William F. Reilly

Enrique J. Sosa

Stockholder Return Performance Presentation

The graph that follows shall not be deemed to be incorporated by reference into any filing made by FMC under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent FMC incorporates such graph by specific reference.

The following Stockholder Return Performance Graph compares the five-year cumulative return on FMC’s Common Stock for the period from January 1, 2001 to December 31, 2005, with the S&P Midcap 400 Index and the S&P 400 Chemicals Index.

The comparison assumes $100 was invested on December 31, 2000 in the Company’s Common Stock and in both of the Indices and assumes reinvestment of the dollar value of FMC’s distribution of FMC Technologies stock on December 31, 2001. For the purposes of this graph, the FMC Technologies distribution is treated as a non-taxable cash dividend that was reinvested in additional FMC shares on January 2, 2002.

VII. Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires FMC’s directors and executive officers, and persons who own more than ten percent of FMC Common Stock, to file with the SEC, initial reports of ownership and reports of changes in beneficial ownership of Common Stock. Executive officers, directors and greater than ten percent shareholders (collectively, the “Reporting Persons”) are additionally required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of forms filed with the SEC and information provided by Reporting Person to FMC, FMC believes that all Section 16(a) requirements were fully met by all Reporting Persons with respect to the year ended December 31, 2005.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by FMC under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent FMC incorporates such Report by specific reference.

During the past year, the Audit Committee met seven times, including telephonic meetings, to discuss quarterly results and other matters. In carrying out its duties, the Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management and KPMG, the Company’s independent registered public accounting firm;

•	Discussed with KPMG the matters required to be discussed by auditing standards that govern communications with audit committees;

•	Discussed various matters with KPMG related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between KPMG and management.

•	Received the written disclosures and the letter from KPMG as required by Independence Standards Board Standard No. 1, and has confirmed with KPMG its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in FMC’s Annual Report on Form 10-K for the year ended December 31, 2005.

The preceding report has been furnished by the following members of the Audit Committee:

G. Peter D’Aloia, Chairman

Patricia A. Buffler

Mark P. Frissora

Edward J. Mooney

Enrique J. Sosa

Electronic Delivery of Annual Meeting Materials

This proxy statement, FMC’s Annual Report and Form 10-K are available on FMC’s website at www.fmc.com. If you currently receive shareholder communications by mail, you can save FMC postage and printing expense by consenting to access these and other documents in the future over the Internet. If you vote your shares for the Annual Meeting by Internet, you will be offered the opportunity to enroll in our electronic delivery program. If you choose to enroll, you will receive notice next year when proxy materials or other documents distributed to shareholders are available, with instructions on how to view them and, if applicable, how to submit voting instructions. Your enrollment in FMC’s electronic delivery program will remain in effect until you revoke it. Please be aware that if you choose electronic delivery, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

Management encourages you to participate in this opportunity and the householding program described below.

Householding Election

Securities and Exchange Commission rules allow multiple stockholders residing at the same address, the convenience of receiving a single copy of proxy statements, annual reports and other stockholder information at such address if they consent to do so. This is known as “Householding.” It will provide greater convenience for stockholders and reduce costs for the Company, as well as reduce the number of duplicate documents that you receive.

By checking the “Yes” or “For” box in the Householding Election section of your proxy card or voting instruction form, you are consenting to the mailing of a single copy of proxy statements, annual reports and other stockholder information to the account address. The same result will apply if you abstain from voting on the Householding Election. If you are enrolled in our Householding program, a separate proxy card for each registered stockholder account will continue to be mailed. Your consent will be perpetual unless you revoke it, which you may do at any time. To change or revoke your consent, contact FMC’s agent, ADP Investor Communications Services, by calling (toll free) (800) 542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. If you revoke your consent, you will begin receiving individual copies of future mailings within 30 days after receipt of your revocation notice. Even if you are enrolled in the Householding program, you may always obtain a separate copy of proxy materials, annual reports and other stockholder information for any additional stockholder residing at an address to which only one copy was mailed, by contacting the Investor Relations Department, FMC Corporation, 1735 Market Street, Philadelphia, Pennsylvania 19103.

Please note that if you do not indicate your objection to Householding by checking “No” in the appropriate box on your proxy card or “Against” on the voting instruction form, you will be considered to have consented to Householding and it will start 60 days after the date of this proxy statement.

Expenses Relating to this Proxy Solicitation

FMC will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, FMC officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. FMC also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of FMC stock and obtaining the proxies of those owners. Innisfree M&A Incorporated will assist in the solicitation of proxies. Innisfree provides various shareholder-related services on a regular basis to FMC under a service agreement that provides for periodic payments by FMC. Innisfree’s proxy solicitation services are being provided under that service agreement for no separately identifiable consideration.

Andrea E. Utecht

Vice President,

General Counsel and Secretary

FMC Corporation

1735 Market Street

Philadelphia, PA 19103

Notice of

Annual Meeting of Stockholders

April 25, 2006

and Proxy Statement

FMC Corporation

1735 MARKET STREET PHILADELPHIA, PENNSYLVANIA 19103

VOTE BY INTERNET - FMC Corporation - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by FMC Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

Do not return this proxy card if you vote by Internet or telephone.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FMCRP1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FMC CORPORATION

The Board of Directors recommends a vote FOR

the listed nominees.

1.	Election of four Directors to serve in Class II for a term expiring in 2009 as set forth in the Proxy Statement - Nominees:			For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
01) Patricia A. Buffler
02) G. Peter D’Aloia
03) C. Scott Greer							___________________________________
04) Paul J. Norris

The Board of Directors recommends a vote FOR the following proposals:							For	Against	Abstain
2.	Approval of the Amendment to the FMC Corporation Incentive Compensation and Stock Plan.						☐	☐	☐

3.	Ratification of the Appointment of Independent Registered Public Accounting Firm.						☐	☐	☐

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears hereon, if the stock is registered in the names of two or more persons each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating such officer’s title. If the signer is a partnership, please sign the partnership name by an authorized person.

For address changes, please check this box and write them on the back where indicated			☐

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

FMC CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints William G. Walter, W. Kim Foster and Andrea E. Utecht, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side of this proxy, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Corporation to be held at 2:00 P.M., Tuesday, April 25, 2006, at the Top of the Tower, 50th Floor, 1717 Arch Street, Philadelphia, Pennsylvania or any adjournments or postponements thereof.

If shares of FMC Corporation common stock are held for the account of the undersigned under any employee plan that grants to the undersigned the right to direct the voting of such shares (each such plan being referred to as a “Plan”), then the undersigned hereby directs the trustee of each Plan to vote all shares of FMC Corporation common stock in the undersigned’s account under such Plan at the Annual Meeting, or any adjournments or postponements thereof, in the manner indicated on the reverse side of this proxy, and in the discretion of the trustee as to any other matter that may properly come before the Annual Meeting.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 [or, if you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 20, 2006 how to vote these shares, or (if you vote on some but not all proposals), the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote these undirected shares in proportion to the votes received from other participants, and in the case of other employee plans, vote these shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.]

Address Change:

(If you noted any Address Change above, please mark the corresponding box on the reverse side.)